SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 28, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and nine month period ended September 30, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

On October 28, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and nine month period ended September 30, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated October 28, 2011
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: October 28, 2011	By: /s/Brian D. Young
Brian D. Young Executive VP, CFO & Treasurer

Exhibit 99.1

On October 28, 2011, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $585 million today announced operating results for the quarter and nine month period ended September 30, 2011.

For the quarter ended September 30, 2011, the Corporation reported net income of $247,000, or $0.07 basic earnings per share.  This compares to the third quarter of 2010 net income of $879,000, or $0.26 basic earnings per share.  Compared with the same period in 2010, third quarter net income decreased $632,000 (71.9%) primarily due to a decrease in net interest income of $752,000 (13.9%), a decrease in non-interest income of $438,000, and an increase in non-interest expenses of $229,000 offset by a decrease in the provision for loan losses of $500,000 and a decrease in the provision for income taxes of $287,000.

For the nine month period ended September 30, 2011, the Corporation reported net income of $2,001,000, or $0.58 basic earnings per share compared to $2,210,000 or $0.64 basic earnings per share for the same period in 2010. Compared with the same period in 2010, net income decreased $209,000, or 9.5%. The decrease for the nine month period ended September 30, 2011, as compared to the nine month period ended September 30, 2010, was primarily the result of a decrease in net interest income of $1,433,000 (8.9%), offset by an increase in non-interest income of $592,000 (24.5%), a decrease in non-interest expenses of $26,000 (0.2%), a decrease in the provision for loan losses of $525,000 (11.7%) and a decrease in the provision for income taxes of $81,000 (59.6%).

The Corporation set aside a $1,400,000 provision for loan losses for the third quarter of 2011 compared to $1,900,000 for the same period in 2010.  A $3,975,000 provision for loan losses was made for the nine month period ended September 30, 2011 compared to a $4,500,000 provision for the same period in 2010. In light of high unemployment and the continued uncertainty of the real estate markets in which the Corporation serves, especially with respect to commercial real estate, management believed it prudent to make the aforementioned provisions to the allowance for loan losses.  The allowance for loan losses as a percentage of total loans increased to 2.42% at September 30, 2011 compared to 1.92% at September 30, 2010.

For the quarter ended September 30, 2011, non-interest income was $808,000, compared to $1,246,000 for the third quarter of 2010, a $438,000 (35.2%) decrease. For the nine month period ended September 30, 2011, non-interest income was $3,008,000, compared to $2,416,000 for the same period in 2010, a $592,000 (24.5%) increase.  The increase in non-interest income for the first nine months of 2011 as compared to 2010 was primarily attributable to a $617,000 increase in gains on sales of securities and a $174,000 increase in other non-interest income, offset by a $199,000 decrease in gains on the sale of loans.

For the quarter ended September 30, 2011, non-interest expenses were $3,992,000, compared to $3,763,000 for the third quarter of 2010, a $229,000 (6.1%) increase. For the nine month period ended September 30, 2011, non-interest expenses totaled $11,593,000, compared to $11,619,000 for the comparable period of 2010, a decrease of $26,000 (0.2%).

Total assets amounted to $584.7 million at September 30, 2011, compared to $612.6 million at December 31, 2010, a decrease of $27.9 million, or 4.6%.  The decrease in total assets was primarily the result of decreases in total cash and cash equivalents of $2.7 million (5.5%), gross loans of $34.3 million (8.9%), other real estate owned of $1.2 million (27.2%) and other assets of $1.3 million (18.9%) offset by an increase in available-for-sale securities of $12.1 million (8.6%).  Deposits during this same period decreased $7.4 million, or 1.5% and other borrowings, consisting of Federal Home Loan Bank (FHLB) borrowings, and customer repurchase agreements, decreased $24.5 million (44.0%).

Shareholders’ equity increased from $55.0 million at December 31, 2010 to $58.5 million at September 30, 2011.  This increase was the result of net income ($2.0 million), the issuance of 790 treasury shares under the Corporation’s Employee Stock Purchase Plan ($13,000), and a $1.5 million increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the nine month period ended September 30, 2011, was the result of customary and expected changes in the bond market. Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2010 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2011

Dear Shareholders, Customers, and Employees,

As anticipated, the economic outlook continues to be a concern.  Unemployment remains elevated, with no indication that it will decline significantly in the near future.  Although confronted with challenges during these economic times, the Company was able to report net income of $2.0 million, or $0.58 per share for the nine month period ended September 30, 2011, compared to $2.2 million, or $0.64 per share for the same period in 2010.  Decreasing loan balances and compression in the net interest margin have negatively impacted net interest income, which decreased $1.4 million when compared to the first nine months of 2010.  This decrease was partially offset by a $525,000 decrease in the provision for loan losses, a $592,000 increase in non-interest income and stable non-interest expenses.

Total assets decreased $27.9 million since December 31, 2010.  The Company continues to experience weak loan demand, and loan balances have decreased $34.3 million during the first nine months of 2011.  The Bank has funds available, and certainly has every interest in continuing to lend to our customers and communities.  Shareholders' equity has increased $3.5 million (6.44%) since December 31, 2010, and now exceeds $58 million.

Like always, the staff continues to work to improve the performance of the organization.  Your support is greatly appreciated.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2011	Nine months ended September 30, 2010
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 20,288	$ 23,023
Interest expense	5,672	6,974
Net interest income	14,616	16,049
Provision for loan losses	3,975	4,500
Net interest income after provision for loan losses	10,641	11,549
Non-interest income	3,008	2,416
Non-interest expenses	11,593	11,619
Income before income taxes	2,056	2,346
Provision for income taxes	55	136
Net income	$ 2,001	$ 2,210

Average common shares outstanding	3,445,399	3,444,641

PER COMMON SHARE
Net income	$0.58	$0.64
Cash dividends	$0.00	$0.45
Book value	$16.99	$16.36
Closing price	$8.61	$9.40

FINANCIAL RATIOS
Return on average assets	0.45%	0.47%
Return on average equity	4.69%	5.33%
Net interest margin	3.69%	3.85%
Efficiency ratio	63.08%	60.40%
Loans to deposits	72.63%	79.87%
Allowance for loan losses to loans	2.42%	1.92%
Cash dividends to net income	0.00%	70.15%

PERIOD END BALANCES
	As of September 30, 2011	As of December 31, 2010
Assets	$584,706	$612,617
Loans	$349,569	$383,907
Deposits	$481,286	$488,651
Shareholders' equity	$58,546	$55,005

Common shares outstanding	3,445,679	3,444,889

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

OFFICERS

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211